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                                 EXHIBIT 10.14

                         SunGard(R) Data Systems Inc.

                                Amendment No. 1
                                      to
                          1994 Equity Incentive Plan


In accordance with the resolutions adopted by the Board of Directors of SunGard Data Systems Inc., a Delaware corporation ("Company"), at its meeting held on November 15, 1999, the SunGard Data Systems Inc. 1994 Equity Incentive Plan ("Plan") is amended as follows:

1.    Section 11.3 of the Plan is amended in its entirety to read as follows:

          "None of a Participant's rights under any Award or under the Plan may be assigned or transferred in any manner other than by will or under the laws of descent and distribution. The foregoing shall not, however, restrict a Participant's rights with respect to Unrestricted Stock or the outright transfer of cash, nor shall it restrict the ability of a Participant's heirs, estate, beneficiaries, or personal or legal representatives to enforce the terms of the Plan with respect to Awards granted to the Participant. Notwithstanding the foregoing, at the discretion of the Committee, an Award (other than an ISO) may permit the transferability of such Award by a Participant solely to members of the Participant's immediate family or trusts or family partnerships for the benefit of the Participant and/or members of the Participant's immediate family to the extent provided in such Award."

3.    The effective date of this Amendment No. 1 is November 15, 1999.



Date: November 15, 1999             SunGard Data Systems Inc.


                                    By: /s/ James L. Mann
                                       -----------------------------------------
                                           James L. Mann, Chairman, President
                                              and Chief Executive Officer